Exhibit 10.46

File followed by:

Lise TOURNEUX-RAVEL

Chargée d’affaires

Phone: 01.44.27.21.99

Lise.tourneux-ravel@upmc.fr

Paris, October 14th 2011

EPIXIS

16/18 rue de la Glacière

75013 Paris

To the attention of Mrs. Charlotte DALBA

Subject: Amendment to the license signed July 5th 2006 between Epixis, UPMC, INSERM and ENS Lyon

Reference: L 06005 Av 1

Registered mail with acknowledgment of receipt.

Mrs. DALBA,

Please find attached the original version of the amendment of the license agreement.

Sincerely,

Confidential

Amendment #1 to the

LICENSE AGREEMENT

Ref UPMC – DGRTT: L 06005 av1

BETWEEN:

L’UNIVERSITÉ PIERRE ET MARIE CURIE, PARIS 6,

Scientific, cultural and professional public establishment, 19751722000012 – code APE: 8542Z, with its main office located at 4 place Jussieu 75252 Paris cedex 05, represented by its President, Mr. Jean-Charles POMEROL.

Hereafter “UPMC”

AND

L’institut National de la Santé et de la Recherche Médicale

Scientific and Technological Public establishment with its main office located at 101 rue de Tolbiac – 75654 Paris Cedex 13, represented by its CEO, Mr. André SYROTA,

Hereafter “INSERM”

AND

INSERM TRANSFERT SA, Corporation, with a capital of 4,573,470 Euros, with its main office located at 7 rue Watt – 75013 PARIS, Siret # 434 033 619 000 25, APE Code 7219, RCS Paris B434 033 619, represented by the President of the Board, Mrs. Cécile Tharaud.

Hereafter “INSERM TRANSFERT”

And

L’école Normale Supérieure de Lyon. Scientific, cultural and professional Public establishment, with its main office located at 15 Parvis René Descartes, BP7000 69342 Lyon, represented by its acting CEO, Mr. Jacques SAMARUT.

Hereafter “ENS Lyon”

ON THE ONE HAND,

AND:

The Company EPIXIS S.A., with a capital of 37,000 Euros, registered at the Register of Commerce and Companies of Paris under the number B 449 397 793, located at 16-18 rue de la Glacière -75013 PARIS, represented by Mrs. Charlotte DALBA as CEO.

Hereafter “EPIXIS”

ON THE OTHER HAND,

Hereafter, collectively or individually, “Parties”

WHEREAS:

UPMC, INSERN and ENS Lyon granted to EPIXIS an exclusive operating license of two patent categories (Hereafter “Patents”), as a result of an agreement entered into effect February 28th 2006 (Hereafter “Agreement”).

EPIXIS engaged in discussions with the Company Variations Biotechnologies Inc. (“VBI”) in anticipation of its acquisition by VBI. In this context, VBI laid down as a precondition to EPIXIS’s acquisition the renegotiation of the agreement’s financial conditions.

Therefore, on February 18th 2011, EPIXIS requested the assistance of UPMC in order to make the necessary modifications to the agreement’s financial conditions.

In order to allow EPIXIS to continue its development and those of its Products for commercialisation, the Parties have agreed to lay down new financial conditions, as per this amendment.

THEREFORE, THE FOLLOWING HAS BEEN AGREED:

ARTICLE 1 – AMENDMENT SUBJECTS

The objective of the current amendment (Hereafter “Amendment”) it to :

●	transfer the INSERM’s management of the Agreement to INSERM TRANSFERT;

●	authorize the transfer of the Agreement to VBI, and

●	define the new financial conditions of the Agreement.

ARTICLE 2 – TRANSFER OF INSERM’S MANAGEMENT OF THE AGREEMENT TO INSERM TRANSFERT

INSERM TRANSFERT, private-law subsidiary of INSERM, and INSERM reached an agreement January 1st 2006, under French Law # 93-122 of January 29th 1993. In application of this agreement, INSERM-TRANSFERT received the right to technology enhancement and transfer. Under this agreement, INSERM TRANSFERT is also responsible for enhancing the patents as well as the expertise of INSERM, thus by negotiating, signing and managing relevant license agreements, including the management of the Agreement stated above.

As of January 1st 2006, INSERM TRANSFERT replaces INSERM regarding the monitoring and execution of the Agreement, as per the agreement made between INSERM and INSERM TRANSFERT regarding the technology enhancement and transfer.

It is understood that this delegation does not carry transfer the property rights held by INSERM to INSERM TRANFERT.

Overall, any administrative or judicial notice pertaining to the Agreement must be directed to INSERM TRANSFERT to the address included in this document.

ARTICLE 3 – AGREEMENT TRANSFER TO THE COMPANY VARIATIONS BIOTECHNOLOGIES

In accordance with Article 12.1 of the Agreement, “The Agreement has been entered into intuitu personae. It is, in full or in part, personal, inaccessible and non-transferable without the written prior agreement of UPMC” and “In the event of a change of control, merger, acquisition, cession, splitting, transfer of EPIXIS or its activities to another entity, or any other transformation of EPIXIS aimed at amending the characteristics of intuitu personae taken into account for this Agreement. EPIXIS agrees to inform immediately, by registered mail with acknowledgment of receipt, and the Establishments will not be able to veto and refuse the transfer of the Agreement, except on serious motives.”

In this context, UPMC, INSERM, INSERM TRANSFERT and ENS Lyon give, by this amendment, their consent to the transfer of the Agreement to VBI, following the on-going acquisition of EPIXIS.

ARTICLE 4 – FINANCIAL CONDITIONS

Article 4.2 has been amended as follows:

4.2 Fees

4.2.1	In the event of use by EPIXIS or by its Subsidiaries, EPIXIS agrees to pay UPMC a fee based on Net Sales based on the following calculation:

●	1.75 % of the annual Net Sales amount if it falls between zero and fifty million (50,000,000) Euros;

●	1 % of the annual Net Sales amount if it falls between fifty million and one (50,000,001) Euros and one hundred million (100,000,000) Euros;

Thus, fee = 875,000 + 0.01 x (Net Sales – 50,000,000) Euros

●	0.75 % of the annual Net Sales amount if it exceeds one hundred million (100,000,000) Euros.

Thus, fee = 1,375,000 + 0.0075 x (Net Sales – 100,000,000) Euros

Fees shall be due for each Product and each Country within the Territory starting from the date when the Agreement enters into force and as long as the Product is covered by at least one Patent claim within the relevant country.

4.2.2	Minimum fees: As soon as a Product begins to be marketed by EPIXIS or by its Subsidiaries, EPIXIS agrees to pay UPMC minimum annual fees for each of the Products that have been developed; the amount of these fees, exclusive of taxes, shall be negotiated by the Parties before the aforementioned date, and EPIXIS must notify UPMC, by registered letter with acknowledgment of receipt six (6) months in advance, of the date when each Product will first be marketed. The Parties’ intent is that these minimum annual fees should provide UPMC with ongoing assurance of the due diligence demonstrated by EPIXIS regarding the use of each Product, and the size of the market and the competition will be taken into account during negotiations; the conditions must reflect typical conditions in comparable cases within the relevant industrial sector.

4.3 Sublicensing income

In the event of indirect use through the granting of rights to use the Patents to third parties, such as through sublicense contracts or sublicensing options for the Patents in accordance with the provisions of article 2.3 of this Agreement, EPIXIS agrees to pay UPMC a percentage of all amounts: lump-sum amounts, guaranteed minimums, upfront and success fees, market values (in the event of licensing between competitors or exchanges), fees, annual payments...levied on third-party sublicensees.

The following rates shall be applied:

● twenty-five percent (25%) of said amounts if the sublicense or sublicensing option is signed with the third party before the start of phase I;

● ten percent (10%) if the sublicense or sublicensing option is signed with the third party before the start of phase II;

● seven percent (7%) if the sublicense or sublicensing option is signed with the third party before the start of phase III, and

● five percent (5%) if the sublicense or sublicensing option is signed with the third party after the start of phase III.

For any sublicensing option signed with a third party, EPIXIS agrees to inform UPMC of this in writing and to send UPMC a copy of the sublicensing option agreement no later than 30 days after it is established and agrees to pay the percentage owed to UPMC by the earlier of the following deadlines: (i) the deadline for the option or (ii) the deadline for the third party to exercise the option. It is the responsibility of EPIXIS to inform UPMC of this in writing.

The licensing option or sublicensing income shall be payable to UPMC for each sublicense contract or sublicensing option, each Product, and each of the countries within the Territory starting on the date when this contract enters into force and throughout the entire duration of the Agreement.

In the event that said sublicense is granted in exchange for equity participation in the capital of EPIXIS, UPMC and EPIXIS shall consult with each other as soon as possible in order to determine fair compensation for the Establishments.

Under no circumstances shall the amounts collected by EPIXIS in exchange for research and development collaborations with third parties be considered as sublicensing income. Similarly, the Parties have agreed that the amounts paid to EPIXIS by a sublicensee with the sole objective of funding the development of a Product by EPIXIS shall not result in compensation given to UPMC as specified in this article 4.3. These exclusions suggest that the contractual document that sets forth the debt will sufficiently individualize the payment and characterize its cause by detaching it from any license or sublicense contract or from any licensing or sublicensing option. In the event of any doubt regarding the cause of the debt, the corresponding amount shall remain part of the basis for charges.

Article 4.7 is referenced as 4.6 and amended as follows:

4.6 Lump-sum amounts

The Parties have agreed that EPIXIS shall pay UPMC, for each Product developed by EPIXIS or by its Subsidiaries, the following non-refundable amounts during the completion of the stages described below:

●	Fifty thousand (50,000) Euros, exclusive of tax: when the results from pre-clinical studies are sufficient to allow a Product to enter a regulatory filing similar to the New Investigation Drug (IND) at the Food and Drug Administration (FDA) or a similar entity in another country than the U.S.A.

●	One hundred fifty thousand (150,000) Euros, exclusive of tax: when the results from pre-clinical studies are sufficient to allow a Product into a clinical phase, including phase I-II studies;

●	Two hundred fifty thousand (250,000) Euros, exclusive of tax: when a Product enters phase II, an event that is defined by the enrollment of the first patient,

●	Five hundred thousand (500,000) Euros, exclusive of tax: when a Product enters phase III,

●	One million (1,000,000) Euros, exclusive of tax: when a Product is first marketed.

If any of the phases should overlap or be combined with another phase (as in the so-called “Fast Track” procedure), the amounts due for both phases shall become payable at the conclusion of these combined phases.

The aforementioned amounts shall be paid by EPIXIS no later than sixty (60) days after the event in question and for each Product insofar as it leads to a specific clinical development; EPIXIS agrees to inform UPMC of this event by registered letter with acknowledgment of receipt no later than fifteen (15) days after the event in question in order for a bill to be issued by UPMC.

Article 4.8 of the Agreement is referenced 4.7 as follows:

4.7 Industrial Property fees

EPIXIS agrees to reimburse UPMC for all amounts incurred by UPMC on or after January 1, 2004 until the date when the Agreement was signed for the lodging, extension, obtaining, examination, and maintenance in force of Patents in France and abroad, as well as the cost of entering application US 10/415,242 in the United States national phase. It is understood that this reimbursement may not be deducted from the fees or any other amounts that are payable by EPIXIS and defined in articles 4.1 through 4.7 of the Agreement.

The reimbursement shall be paid by EPIXIS as follows:

●	When the Agreement is signed, and in consideration of the initial estimate of industrial property fees enclosed in Appendix 3, ten thousand (10,000) Euros, exclusive of tax, shall be paid by EPIXIS to UPMC when UPMC issues a bill to EPIXIS.

●	The remainder shall be paid by EPIXIS to UPMC by the earlier of the following deadlines: (I) the signing of the first license or the exercise of the licensing option or (ii) when EPIXIS acquires cumulative funding of at least two hundred thousand (200,000) Euros. It is the responsibility of EPIXIS to inform UPMC in advance of the earlier of these deadlines by registered letter with acknowledgment of receipt. UPMC shall then issue EPIXIS an updated statement of fees and draw up a bill, addressed to EPIXIS, for the balance due.

●	If the Agreement is terminated or expires before the earlier of the two deadlines, EPIXIS agrees to issue the reimbursement defined in the paragraph above no later than the date when the Agreement has been terminated or has expired.

Article 4.7 of the Agreement is referenced 4.8 as follows:

4.8 Net Sales Report and Payment

The Net Sales report for any Product and/or all other amounts collected, detailed on a country-by-country and a Patent Category-by-Patent Category basis, shall be issued on December 31 of each year, certified by the EPIXIS auditor, and issued to UPMC on March 1 of the following year, even if there were no sales during the year in question. The same obligations shall apply to EPIXIS for Products sold by an affiliated or unaffiliated sublicensee; the aforementioned transactions shall be detailed on a sublicensee-by-sublicensee basis.

After UPMC accepts this report, the amounts due for the year in question must be paid no later than thirty (30) days after the bill issued by UPMC is received. Payments shall be made to the Accounting Officer with the following account:

RECETTE GENERALE DES FINANCES DE PARIS

94 RUE REAUMUR

75002 PARIS

ACCOUNT No. 10071 75000 00001005793 64

Legal taxes, notably the VAT at the current rate, that are to be paid by EPIXIS shall be added to the amounts due.

If any amount is not paid to UPMC by the aforementioned deadline, late interest charges will be applied, calculated pro rata temporis in accordance with the rules that apply to French public establishments (the Banque de France base lending rate for February 28 of the year in question plus two percent (2%) without detriment of UPMC’s right to terminate the Agreement under the conditions specified in this document).

For the purposes of the Agreement, fees stemming from Net Sales and all amounts that are listed in currencies other than the Euro must e converted at the exchange rate in effect on the second to last Wednesday of the month preceding the billing month, as indicated by the Banque de France.

All amounts collected by UPMC by virtue of the Agreement shall remain, in any event, permanently and irrevocably acquired and may, under no circumstances, be returned to EPIXIS. Furthermore, the balance payable by EPIXIS on the date when the Agreement expires or is terminated must be paid to UPMC.

UPMC shall handle the redistribution to the other Establishments of some or all of the amounts collected within the context of the Agreement.

Article 4.10 of the Agreement is referenced 4.9 as follows:

4.9 Auditing

EPIXIS shall agree to keep specific accounts or arrange for the keeping of specific accounts for sublicensees with regard to the amounts received for the sale of the Products; this process shall include all items needed for the precise assessment of sales transactions that have taken place and for the monitoring of payments.

These specific accounts shall be available to UPMC each year until the end of a five (5)-year period following the year in question.

When requested by UPMC, but no more than once per calendar year, EPIXIS shall agree to authorize a certified public accountant (or chartered accountant) selected by UPMC to inspect said accounts in order to verify the accuracy of the fee calculation. Said accountant’s assignment will concern, at most, the five (5) years prior to his or her assessment. This accountant’s fees and expenses shall be paid solely by UPMC, unless an adjustment of more than five percent (5%) of the amounts actually paid by EPIXIS is made following said assessment, in which case the accountant’s fees and expenses shall be payable by EPIXIS.

The provisions of this article 4.9 shall remain in force for the entire duration of the Agreement and for a period of five (5) years following the cancellation or termination of the Agreement.

ARTICLE 5: COMMUNICATION BETWEEN THE PARTIES

Article 12.5 of the Agreement has been amended as follows:

12.5 Communication

All types of communication and notice directed to the attention of the Parties, within the framework of the Agreement, will be done by confirmed telex, fax or registered letter with acknowledgement of receipt, to the addresses stated below, for as long as no written letter confirming an address change has been sent.

For UPMC:

Université Pierre & Marie Curie (Paris 6)

Direction générale de la Recherche et du Transfert de Technologie

Bureau Entreprise et transfert de technologie

4, Place Jussieu 75252 Paris cedex 05

Phone: 01 44 27 30 65

Fax: 01 44 27 74 67

For THE COMPANY

EPIXIS

16-18 Rue de la Glacière

75013 PARIS

Phone: 09 50 60 06 22

Fax: 09 55 60 06 22

For ENS Lyon

École normale supérieure de Lyon

Service valorisation

46 allée d’Italie

69364 Lyon cedex 07

Phone: 04 72 72 81 80

Fax: 04 72 72 80 80

For INSERM-TRANSFERT

7 Rue Watt

75013 PARIS

Phone: 01 55 03 01 18

Fax: 01 55 03 01 60

Any notice shall be deemed served on the day received by the recipient, unless the delivery date is a public holiday, in which case the delivery date will be considered the first business day after the public holiday.

ARTICLE 6: MISCELLANEOUS

This Amendment enters into effect June 30th, 2011.

All other provisions of this Agreement not expressly amended by this Amendment remain in force.